EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Carter Validus Mission Critical REIT, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-208204) on Form S-3 of Carter Validus Mission Critical REIT, Inc. of our report dated March 28, 2016, with respect to the consolidated balance sheets of Carter Validus Mission Critical REIT, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the related financial statement schedule, which report appears in the December 31, 2015 annual report on Form 10-K of Carter Validus Mission Critical REIT, Inc.

/s/ KPMG LLP
Tampa, Florida
Certified Public Accountants
March 28, 2016